Exhibit 10.1

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Separation and General Release Agreement (this “Agreement”) is made and entered into by and among Peter A. Reed (“Executive”) and Great Elm Group, Inc. (“GEG”), Great Elm Capital Corp., Inc. (“GECC”), and Great Elm Capital Management, Inc. (“GECM”), and their parent, successor, predecessor, affiliate and related entities (collectively, the “Company”). References to the “Parties” means the Executive and the Company.

RECITALS

WHEREAS, Executive is currently employed as Chief Executive Officer (“CEO”) of GEG and the Chief Investment Officer (“CIO”) of GECM;

WHEREAS, Executive intends to tender his resignation effective May 5, 2023 from his role as CEO and CIO; and

WHEREAS, the Company has agreed to accept Executive’s resignation under the terms and conditions set forth in this Agreement in exchange for Executive’s execution of this Agreement, including the general release of claims provided herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Resignation.
(a)
The Parties agree that, except as set forth in paragraph 10 below, this Agreement supersedes the Offer Letter between Executive and the Company dated September 18, 2017, and is intended to fully and finally resolve all matters or issues relating to Executive’s employment and directorship relationship with and separation from the Company, including, but not limited to, Section 10 of the Offer Letter.
(b)
Executive’s employment with the Company will terminate effective May 5, 2023 (the “Separation Date”). Effective as of the Separation Date, Executive agrees to unconditionally and irrevocably resign from all director or officer positions (or equivalent positions) that he holds at the Company, or any affiliates thereto, including, but not limited to, as a member of any committee of the board of directors at each such entity.
(c)
Following the Separation Date, Executive will provide consulting services to the Company as set forth in the Consulting Agreement, annexed hereto as Exhibit A.
2.
Consideration. In consideration for the execution and non-revocation of this Agreement by Executive and compliance with the terms made herein, the Company agrees as follows:
(a)
GEG Options. Executive acknowledges and agrees that Executive was granted an option to purchase shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s 2016 Long-Term Incentive Plan and applicable Award Agreements. In consideration for the execution and non-revocation of this Agreement and compliance with the terms herein, the Company agrees that Executive will continue to be subject to the terms and conditions of the Equity Documents despite his Resignation Date of the following Options: (x) 125,000 of the 461,165 expiring shares subject to the September 18, 2017 Option Grant, as amended on September 16, 2022; (y) 213,000 subject to the September 19, 2017 Option Grant; and (z) 57,143 subject to the August 6, 2019 Option Grant.
(b)
GECC Shares.
(i)
9,183 of Executive’s unvested Shares awarded pursuant to September 24, 2021 Grant, which will continue to vest according to the schedule set forth therein.
(ii)
The Company will grant to Executive $300,000 worth of GECC shares to be priced with the 10-day trading VWOP post GECC’s announcement of Q1 2023 earnings. Executive acknowledges and agrees that he will be restricted from selling any of the GECC shares awarded pursuant to the paragraph for a period of one year from the grant date, and further acknowledges that the determination as to their value will be made in the sole, good-faith determination of the Company.
(c)
Benefits.
(i)
Executive will cease to be covered under the Company’s medical, dental and vision insurance plans on May 31, 2022.
(ii)
If Executive timely elects continued group health COBRA coverage, the Company shall pay for the premium associated with continued group medical coverage until the earliest of the following: (x) the date that the Company has paid for 12 months of premiums for such COBRA coverage, (y) the date Executive becomes eligible for group health insurance through a new employer, or (z) the date Executive ceases to be eligible for COBRA coverage for any reason.
(d)
Sufficiency of Consideration. The Parties agree that the payments being made to Executive in this paragraph 2 are good and sufficient consideration for this Agreement. Executive understands and agrees that he would not receive the monies and/or benefits specified in this paragraph 2 above, without Executive’s agreement to execute the Agreement, and without his fulfillment of the promises contained herein. The Parties further agree that these amounts are greater than what Executive is entitled to receive from the Company.
3.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive acknowledges and agrees that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b)

damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
4.
General Release and Waiver of Claims.
(i)
In exchange for the consideration provided in the Agreement, Executive, knowingly, voluntarily, unconditionally and irrevocably, hereby compromise, settle, waive, and release the Company and its predecessors, parent and subsidiary organizations, affiliates, and partners, and their past, present, and future officers, directors, shareholders, investors, agents, attorneys, and employees (in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the Effective Date of the Agreement. Such claims include those Executive may have or has against the Released Parties, or which may later accrue to or be acquired by Executive against the Released Parties, whether or not directly or indirectly related to the employment relationship between the Company and Executive.
(ii)
In addition, Executive specifically agrees to release and waive any claims for wrongful termination, discrimination, harassment or retaliation under federal, state or local law or regulation, and any other claims arising in any way from Executive’s hire, employment, benefits, compensation (including any and all claims salary, wages, bonus, commissions, incentive compensation, vacation and severance that may be legally waived and released), termination, or separation from employment with the Company, and any conduct by the Company, through the Effective Date of the Agreement. Executive hereby expressly waives and releases any and all claims or rights arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, as amended (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA) (to the extent permitted by law), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Executive Retirement Income Security Act (ERISA) (excluding claims for vested benefits), Sections 1981 through 1988 of U.S.C. Tile 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Rehabilitation Act, the Genetic Information Nondiscrimination Act (GINA), the Families First Coronavirus Response Act (FFCRA), the Immigration Reform and Control Act (IRCA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Occupational Safety and Health Act (OSHA), the Executive (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act), any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released, and any and all claims arising under common law, tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress, claims arising by virtue of his status as a stockholder, and any and all claims for compensatory or punitive damages, attorneys’ fees, costs or other expenses. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law will not limit the scope of this general release in any manner.
5.
Representations by Executive. Subject to paragraph 8, Executive represents that (a) he has no complaint, charge, or claim pending against the Released Parties, either individually or in concert with any other person or entity, with any court, agency, board, department, or other body or office, and, to his knowledge, no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and (b) he will not, to the fullest extent permitted by law, whether directly or indirectly or whether individually or collectively, initiate, assert, file, prosecute, maintain, commence, institute, sponsor, assist, advise, represent, or facilitate any complaint, action, proceeding, investigation, arbitration, lawsuit, or claim or any legal, equitable, or administrative proceeding of any nature, concerning any of the claims released in this Agreement against the Released Parties. Executive further represents that he has been paid, fully and accurately, all remuneration owed to him as a result of his employment with the Company, or the termination of that employment, including, but not limited to, all salary, wages, overtime, vacation pay, bonus pay, profit-sharing, stock options, stock, expenses, termination benefits, commissions, or any other compensation, with the sole exception of the consideration set forth in this Agreement.
6.
Representations by Company. In exchange for the consideration provided in the Agreement, the Company, knowingly, voluntarily, unconditionally and irrevocably, hereby compromise, settle, waive, and release Executive from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that the Company ever had or now has, whether known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, including, but not limited to, any statutory claim, tort claim, employment, or other contract or implied contract claim, breach of contract, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or in connection with or involving Executive’s employment with the Company. Notwithstanding the foregoing, the Company does not release and expressly preserves any claims that may arise out of Executive’s fraud or any misconduct or willful inaction that has or may result in material, financial, reputational or other harm to the Company and/or its affiliates or subsidiaries, provided, however the Company represents that, at this time, the Company is not presently aware of any facts or circumstances that would give rise to a claim or action by the Company against Executive.
7.
ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights Executive may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive furthers acknowledges that: (a) ADEA Waiver does not apply to any claims that may arise after Executive signs this Agreement; (b) Executive should consult with an attorney prior to executing this Agreement; (c) Executive has 21 calendar days within which to consider this Agreement (although he may choose to execute it earlier); (d) Executive has 7 calendar days following the execution of the Agreement to revoke it; and (e) the Agreement will not be effective until the eighth day after Executive signs it, provided that Executive has not revoked it (“Effective Date”). To revoke the Agreement, Executive must email to Renee Fricks a written notice of revocation at

rfricks@greatelmcap.com, prior to the end of the 7-day period. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period (the last day of such consideration period, the “Deadline”). Executive acknowledges that his consent to this Agreement is knowing and voluntary. The offer will be automatically withdrawn if Executive does not sign the Agreement by the Deadline.
8.
Matters Not Waived. Notwithstanding paragraphs 5 and 7 of this Agreement, Executive is not waiving, releasing, or giving up any claim for workers’ compensation or unemployment benefits, savings plan benefits, or any claim that cannot be legally waived. Executive is also not waiving his right to file or participate in an investigative proceeding with or to provide information to the government and any federal, state, or local governmental agency (“Agency”), including, by way of example only, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the National Labor Relations Board. Executive is, however, to the fullest extent permitted by law, waiving his right to accept, recover, or retain any individualized monetary relief or other individual remedies from the Company in connection with any waived claim or any charge filed with an Agency, regardless of whether Executive or another party files such a claim or charge, and if Executive recovers such relief, he will assign, and hereby does assign, to the Company his right and interest to such relief to the fullest extent permitted by law. This Agreement does not affect, however, Executive’s right to receive and retain an award from an Agency for information provided to an Agency. In addition, the Executive’s right to indemnification, whether by virtue of his former service as an executive officer or as a member of the Board, for all periods arising prior to the Effective Date will continue in full force and effect.
9.
No Admission of Liability. Nothing in this Agreement shall constitute or be treated as an admission by the Company or Released Parties of any liability, wrongdoing, or violation of law.
10.
Cooperation. The Parties agree that certain matters in which Executive will be or was involved during his employment may necessitate his cooperation in the future. Accordingly, following the Separation Date, to the extent reasonably requested by the Company and subject to Executive’s professional commitments, Executive will cooperate with the Company in connection with matters arising out of Executive’s service to the Company, such cooperation to include without limitation the providing of truthful testimony in any hearing or trial as requested by the Company or any affiliate of the Company; provided, however, that the Company will make reasonable efforts to minimize disruption of Executive’s other activities.
11.
Continuing Obligations. At all times in the future, Executive will remain bound by and agree to comply with Section 9 of the Offer Letter and the CIAA, which are incorporated herein by reference. Breach. In the event that Executive breaches any of his obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all relief provided by law or equity, including recovery of benefits or other consideration paid or provided under this Agreement.
12.
Non-Disparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, Executive agree that he will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. To the fullest extent permitted by law and except as otherwise provided in this Agreement, the Company agrees to instruct the Board and the executive leadership team not to disparage or encourage or induce others to disparage the Executive. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity that would adversely affect in any manner (a) the conduct of the business of the Company, the Executive or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company, the Executive or any of the Released Parties. A breach of this provision will be deemed to be a material breach of this Agreement. Nothing in this Agreement prohibits the Company or the Executive from providing truthful information as required or permitted by law, including in a legal proceeding or a government investigation.
13.
Arbitration Agreement. Executive and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in Boston, Massachusetts (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, Executive and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. Executive and the Company each acknowledge that by agreeing to this arbitration procedure, Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by their applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.
14.
Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.
15.
Entire Agreement. Executive agrees that this Agreement and the documents specifically incorporated herein by reference, constitute the entire agreement and understanding between Executive and the Company or any affiliate of the Company, with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between Executive and the Company or any affiliate of the Company, including, but not limited to, any offer letter and any incentive compensation agreement entered into by and between Executive and the Company; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the documents specifically identified in this Agreement (except as expressly modified herein), or any other continuing obligations Executive owes the Company which survive the termination of employment. This Agreement may be modified only in a written document signed by Executive and a duly authorized officer of the Company.
16.
Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
17.
Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Executive and the Company agree that execution via DocuSign or a similar service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures.

.

[Signature Page Follows]

/s/ Peter A. Reed Execution Date: May 4, 2023

Peter A. Reed

By: /s/ Nichole Milz Execution Date: May 4, 2023

Nichole Milz

Chief Operating Officer